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                  NONCOMPETITION AND NONSOLICITATION AGREEMENT


     THIS NONCOMPETITION AND NONSOLICITATION AGREEMENT ("Agreement") entered into this 11th day of September, 1998, by and between MEDICAL TECHNOLOGY LABORATORIES, INC., a Florida corporation (the "Company") and James L. McKeown, Jr. (the "Executive").

                                   BACKGROUND

     Simultaneously with the execution of this Agreement, the Company is acquiring certain assets of Community Clinical Laboratories, Inc. (the "Seller") pursuant to the Asset Acquisition Agreement between the Company and the Seller, dated August 4, 1998 (the "Acquisition Agreement"). The Executive is the owner, directly or indirectly, of the common stock of the Seller, has an interest in the business of the Seller and is an employee of the Seller. In connection with the purchase of the Seller's assets and in accordance with the Acquisition Agreement, the Company wishes to obtain assurances that the Executive's ability to compete with it is restricted. The Executive acknowledges that the restrictive covenants contained in this Agreement are reasonably necessary to protect the Company's business, trade secrets and its relationships with its customers. The Executive is willing to accept such restrictions on the terms and conditions set forth herein. Accordingly, in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

                                      TERMS


     1. Competitive Business.

     The Executive agrees that, as of the date of this Agreement and continuing for a period of 36 months thereafter, in the following Florida counties:
Pinellas, Hillsborough, Pasco, Manatee, Sarasota, Charlotte, Polk, Lee, Hernando, Citrus, Lake, Orange, DeSoto, Hardee, Osceola, Seminole, Brevard, Marion, Collier, Alachua and Volusia, the Executive shall not, directly or indirectly or on behalf of himself or any other person or entity: (a) hire, or attempt to hire, any employee of the Company or person on assignment from the Company or otherwise encourage any employee of the Company or person on assignment to leave employment or terminate an assignment with the Company; (b) accept, perform, or supervise the full or partial duties of any position in any company or entity that is in competition with the Company; or (c) in any manner or at any time, encourage any person, firm, corporation, or any business entity that is a customer of the Company to cease doing business with the Company.


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     2. Confidentiality; Disclosure; Proprietary Information.

     The Executive recognizes and acknowledges that all records with respect to customers currently served by the Seller and that will be served by the Company following the execution of the Acquisition Agreement, or with respect to other employees of the Seller or the Company and lists of customers of the Seller or the Company and all personal, financial, and business information of the customers are valuable, special and unique and proprietary assets of the Company following the execution of the Acquisition Agreement. The Executive agrees that he will not at any time, (i) disclose any list of customers or any personal, financial, or business information about the customers, or any other records pertaining to the customers, to any person, firm, corporation, association, or other entity or (ii) utilize such information for any purpose competitive to the Company.

     3. Consideration.

     In exchange for the covenants set forth in Sections 1 and 2, the Company agrees to pay to the Executive an amount of cash equal to $1,000.00 payable monthly for eight (8) months beginning September 15, 1998.

     The Executive agrees that, if he is indicted, is convicted, pleads guilty to, or is formally charged with a "healthcare crime," whether a misdemeanor or felony, the Company may discontinue any and all payments to the Executive that may be due under this Agreement. For purposes of this section, a "healthcare crime" means any action that results in exclusion, whether voluntary or involuntary, of the Executive from any federal or state healthcare program, or otherwise would prohibit the Executive from being employed by or receive payments from a company that participates in the Medicare or Medicaid program or any other state or federal healthcare program.


     4. Covenants Independent and Separable.

     Each of the covenants set forth in Sections 1 and 2 of this Agreement are independent of any other provision in this Agreement. The existence of any claim or cause of action by the Executive against the Seller or the Company, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. If any part of Section 1 or 2 is held to be invalid or unenforceable in any respect, the parties agree that such part shall be modified to permit its enforcement to the maximum extent permitted by applicable law, and the remaining parts shall be unaffected by any such modification.


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     5. Irreparable Injury.

     The Executive agrees that a breach of any of the covenants set forth in Sections 1 or 2 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. The Executive further agrees that, in the event of such a breach, the Company shall be entitled to immediate injunctive relief to prevent such violation or continued violation, without having to prove damages, and the Company shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred by the Company in enforcing said covenants, in addition to any other remedies to which the Company may be entitled at law or in equity.

     6. Accounting.

     The Executive covenants and agrees that, if he violates any of the covenants or agreements set forth in Sections 1 or 2 of this Agreement, the Company shall be entitled to an accounting and repayment of all profits, compensation, commission, remuneration, or other benefits that the Executive has realized, directly or indirectly, or may realize as a result of, growing out of, or in connection with, any such violation. These remedies shall be in addition to, and not in limitation of, any injunctive relief or other rights or remedies to which the Company may be entitled at law, in equity, or under this Agreement.

     7. Arbitration; Consent to Jurisdiction and Venue.

     All controversies, claims, disputes, and matters in question arising out of, or related to, this Agreement or the breach of this Agreement, or the relations between the parties to this Agreement, shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that the arbitration shall take place exclusively in Clearwater, Florida, and shall be governed by the substantive law of Florida. Any award rendered by the arbitrator shall be final, and final judgment may be entered upon the parties in accordance with applicable law in any court having jurisdiction, including a federal district court, pursuant to the Federal
Arbitration Act. The arbitrator may grant the Company injunctive relief, including mandatory injunctive relief, to protect the rights of the Company, but the arbitrator shall not be limited to such relief. This arbitration provision shall not preclude the Company from seeking temporary or preliminary injunctive relief in a court of law to protect its rights, nor shall the filing of such an action constitute any waiver by the Company of its right to arbitrate. In connection with the arbitration of any dispute between the parties to this Agreement, each party may utilize all methods of discovery authorized by the Federal and Florida Rules of Civil Procedure. The Executive consents to personal jurisdiction and venue, for any action brought by the Company arising out of a breach or threatened breach of this Agreement, in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Pinellas County, Florida. The Executive agrees that any action arising under this Agreement or out of the relationship established by this Agreement shall be brought only and exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Pinellas County, Florida.


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     8. Acknowledgement.

     The Executive acknowledges that the Executive will be able to earn a living subject to the foregoing restrictions and that the Executive's recognition and representation of this fact is a material condition to the execution of this Agreement and to the Executive's continued employment with the Company.

     9. Miscellaneous.

     (a) Entire Agreement. This Agreement represents the entire agreement between the Company and the Executive and supersedes all prior negotiations and discussions by and among the parties in connection with this Agreement or its subject matter.

     (b) Amendments. No change, modification, or termination of any of the terms, provisions, or conditions of this Agreement shall be effective unless made in writing and signed by the parties to this Agreement.

     (c) Waiver of Breach. The waiver by the Company of a breach or threatened breach of any provision of this Agreement by the Executive shall not be construed as a waiver of any of the Company's rights under this Agreement.

     (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Florida.

     (e) Separability. If any provision of this Agreement is held invalid, the remainder of this Agreement shall not be affected thereby. If any of the provisions of this Agreement relating to the time period or areas of activity restricted shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period or areas of activity restricted and related aspects deemed reasonable and enforceable by the court shall become the maximum restrictions, and the restriction shall remain enforceable in such jurisdiction to the fullest extent deemed reasonable by such court. Such court's determination shall not affect the validity and enforceability of this Agreement in any other jurisdiction.


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     (f)  Headings.  The  titles  or  captions  of  sections  contained  in this
Agreement are provided for convenience of reference only, and they shall not be considered a part of this Agreement.

     (g) Continuance of Agreement. The rights, responsibilities and duties of the Company and the Executive, and the covenants and agreements contained in this Agreement, shall survive the execution of this Agreement, shall continue to bind the parties to this Agreement shall continue in full force and effect until each and every obligation of the parties pursuant to this Agreement shall have been performed, and shall be binding upon and inure to the benefit of the successors and assigns of the parties.

     10. Notices.

     All notices, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered by overnight delivery service or hand delivered, addressed as follows:

                  If to the Company:
                           Medical Technology Laboratories, Inc.
                           12920 Automobile Boulevard
                           Clearwater, Florida 34622
                           Attn:  Mr. Todd E. Siegel, President

                  With a copy to:

                           Holland & Knight LLP
                           400 North Ashley Drive
                           Suite 2300
                           Tampa, Florida  33602
                           Attn:  Robert J. Grammig, Esq.

                  If to the Executive:

                           James L. McKeown, Jr.
                           11410 74th Avenue North
                           Seminole, Florida 33772


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     IN WITNESS  WHEREOF,  the parties have executed this  Agreement the day and year first written above.

                              MEDICAL TECHNOLOGY LABORATORIES, INC.


                              By:   ________________________________________
                              Name: Todd E. Siegel
                              Title: President


                              EXECUTIVE:
                              By:   ________________________________________
                              Name:  James L. McKeown, Jr.